Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG FOURTH QUARTER AND YEAR AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – January 27, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Company”) recorded record net income of $26.48 million and diluted earnings per share of $1.60 for the year ended December 31, 2016, compared to $19.97 million and $1.29, respectively, for the year ended December 31, 2015, reflecting increases of $6.51 million or 33 percent, and $0.31 per share or 24 percent, respectively.

For the quarter ended December 31, 2016, the Company recorded net income of $7.31 million and diluted earnings per share of $0.43, compared to $4.34 million and $0.28 for the same quarterly period last year, reflecting increases of $2.97 million, or 68 percent, and $0.15 per share, or 54 percent, respectively.

During the fourth quarter of 2015 the Company recorded $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million and diluted earnings per share by $0.10 per share, for both the 2015 year and 2015 fourth quarter.

The 2016 year and 2016 fourth quarter, when compared to the same periods in 2015, reflected improved net interest income, wealth management fee income, and other non-interest income. Expenses for 2016 included increased FDIC premiums, increased investment in risk management related analytics and practices, and increased salary and benefits associated with strategic hiring which was in line with the Company’s Strategic Plan.

The following table summarizes specified financial measures for the year ended 2016 and 2015, respectively:

	Year	Year	Increase/
(Dollars in millions, except EPS)	2016	2015(A)	(Decrease)
Net interest income	$96.44	$84.45	$11.99	14%
Provision for loan losses	$7.50	$7.10	$0.40	6%
Pretax income	$42.74	$32.14	$10.60	33%
Net income	$26.48	$19.97	$6.51	33%
Diluted EPS	$1.60	$1.29	$0.31	24%
Total revenue	$125.35	$108.17	$17.18	16%

Return on average assets	0.72%	0.64%	0.08
Return on average equity	8.92%	7.71%	1.21
Efficiency ratio (B)	60.57%	63.80%	(3.23)
Tang book value per share (B)	$18.91	$17.40	$1.51

(A)	The year ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, diluted earnings per share by $0.10, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(B)	See Non-GAAP financial measures reconciliation table on page 26.

The following table summarizes specified financial measures for the fourth quarter of 2016 and 2015, respectively:

	Q4	Q4	Increase/
(Dollars in millions, except EPS)	2016	2015(A)	(Decrease)
Net interest income	$24.58	$22.82	$1.76	8%
Provision for loan losses	$1.50	$1.95	$(0.45)	(23)%
Pretax income	$11.79	$6.60	$5.19	79%
Net income	$7.31	$4.34	$2.97	68%
Diluted EPS	$0.43	$0.28	$0.15	54%
Total revenue	$32.25	$28.54	$3.71	13%

Return on average assets	0.75%	0.51%	0.24
Return on average equity	9.27%	6.37%	2.90
Efficiency ratio (B)	59.45%	70.05%	(10.60)
Tang book value per share (B)	$18.91	$17.40	$1.51

(A)	The quarter ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, diluted earnings per share by $0.10, ROAA by 0.05%, ROAE by 0.60% and increased the efficiency ratio by 8.75%.
(B)	See Non-GAAP financial measures reconciliation table on page 26.

Mr. Kennedy said, “We had a very strong 2016, as we continued to successfully execute our Plan. We posted strong results, despite the additional FDIC Insurance and risk management expenses this past year.”

Additional highlights follow:

•	Growth in diluted EPS for Q4 2016 when compared to Q4 2015 was $0.15 per share, or 54 percent, and for the full year of 2016 when compared to 2015 the growth was $0.31 per share, or 24 percent. At December 31, 2016, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased to $3.67 billion from $3.32 billion at the end of 2015, reflecting growth of 11 percent.

•	Fee income from the Private Wealth Management Division totaled $4.6 million for the fourth quarter of 2016, compared to $4.3 million for the same quarter in 2015, and totaled $18.2 million for the year ended 2016, growing from $17.0 million for the year ended 2015. Wealth management fee income, comprising approximately 15 percent of the Company’s total revenue for the year ended December 31, 2016, contributed significantly to the Company’s diversified revenue sources.
•	Loans at December 31, 2016 totaled $3.31 billion. This reflected net growth of $50 million compared to the September 2016 quarter (2 percent compared to the prior quarter or 6 percent on an annualized basis), and $317 million (11 percent) when compared to the $3.00 billion at December 31, 2015.
•	Commercial & Industrial (C&I) loans at December 31, 2016 totaled $637 million. This reflected net growth of $39 million compared to the September 2016 quarter (7 percent compared to the prior quarter or 26 percent on an annualized basis), and net growth of $124 million (24 percent) when compared to $513 million in loans at December 31, 2015.
•	Multifamily whole loans sold totaled $53 million in the fourth quarter of 2016, which resulted in a net gain on sale of loans of $353 thousand. Multifamily whole loans sold in 2016 totaled $200 million, which resulted in a net gain on sale of loans of $1.2 million. Additionally, multifamily loan participations sold in 2016 totaled $34 million.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.14 billion at December 31, 2016. This reflected net growth of $132 million compared to the September 2016 quarter (4 percent compared to the prior quarter or 18 percent on an annualized basis), and $496 million (19 percent) when compared to the $2.64 billion at December 31, 2015.

•	Asset quality metrics continued to be strong at December 31, 2016. Nonperforming assets at December 31, 2016 were just $11.8 million, or 0.30 percent of total assets. Total loans past due 30 through 89 days and still accruing were $1.4 million or 0.04 percent of total loans at December 31, 2016.
•	The Company’s book value per share at December 31, 2016 of $19.10 reflected improvement when compared to $17.61 at December 31, 2015. Year over year growth in book value per share totaled 8 percent.

Mr. Kennedy noted, “We continue to be pleased with our progress since launching our Strategic Plan – Expanding our Reach – in early 2013, and we are particularly pleased with our progress in 2016. Despite the headwinds we noted going into 2016, we have delivered solid results for the year.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $24.58 million and 2.63 percent for the fourth quarter of 2016, compared to $24.27 million and 2.74 percent for the third quarter of 2016, and compared to $22.82 million and 2.79 percent for the same quarter last year, reflecting growth in net interest income of $1.76 million or 8 percent when compared to the same prior year period. Net interest income for the fourth quarter of 2016 benefitted from loan growth during 2016. The December 2016 quarter included approximately $464 thousand of prepayment premiums received on the prepayment of certain multifamily loans, a slight decrease from $507 thousand for the September 2016 quarter, but a slight increase when compared to $326 thousand for the December 2015 quarter. Given the size of the Company’s multifamily loan portfolio, prepayment premiums on such loans have become a part of recurring net interest income.

Net interest margin for the fourth quarter of 2016 was negatively impacted by 7 basis points when compared to the third quarter of 2016 and the fourth quarter of 2015 due to an increase in our interest earning cash balances during the 2016 quarter. This extra liquidity was generated by deposit growth, as well as continued multifamily loan sales, during the fourth quarter of 2016.

Net interest income and net interest margin for the fourth quarter of 2016 when compared to the fourth quarter of 2015 was also negatively impacted by the effect of the $50 million subordinated debt issue in June 2016.

Net interest income for the fourth quarter of 2016 improved compared to the same quarter in 2015, and net interest margin declined to 2.63 percent for the 2016 quarter compared to 2.79 percent for the 2015 quarter. Besides the 7 basis impact from higher liquidity in the 2016 quarter, the net interest margin also continued to be negatively impacted by the effect of the low interest rate environment throughout 2016, as well as competitive pressures in attracting new loans and deposits.

As noted above, the net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $468 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1.1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $62 million drawn as of December 31, 2016.”

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would improve in a rising interest rate environment.

Wealth Management Business

In the December 2016 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.61 million in fee income compared to $4.44 million for the September 2016 quarter, and $4.31 million for the December 2015 quarter.

Fee income for the December 2016 quarter increased by $303 thousand, or approximately 7 percent, from the December 2015 quarter. Growth in fee income was due to several factors including continued healthy new business results and a positive market environment, partially offset by normal levels of disbursements and outflows.

The market value of the AUA of the wealth management division was $3.67 billion at December 31, 2016, increasing by $178 million, or 5 percent (20 percent on an annualized basis), from September 30, 2016 and increasing $352 million, or11 percent from $3.32 billion at December 31, 2015.

               John P. Babcock, President of PGB Private Wealth Management, said, “We continue to execute on our advice-led strategy, incorporating a wealth management conversation into every relationship we have with clients, across all business lines.  We continue to add talented new professionals to our wealth management team and expand the products, services, and the advice we deliver to our clients.  Our continued growth will be driven by organic new business, the expansion of existing relationships and potentially, strategic acquisitions of wealth management firms in the Tri-State area over the medium term.”  Mr. Babcock went on to note, “Quarter-over-quarter and year-over-year revenue gains and positive net AUA flows continue on an upward trajectory and we enter 2017 with a robust new business pipeline. While the post-election market lift also contributed to our positive quarter and year-end results,  it is too soon to predict the near-term impact on the broader financial markets.  Yet, we remain cautiously optimistic that much-discussed tax reform, infrastructure spending and anticipated pro-growth fiscal policies will provide the foundation for a healthy equity market  in 2017.  Notwithstanding potential market fluctuations, our business continues to grow and will be a significant driver of enhanced shareholder value as we move forward.”

Loan Originations / Loans

At December 31, 2016, loans totaled $3.31 billion compared to $3.26 billion three months ago at September 30, 2016 and compared to $3.00 billion one year ago at December 31, 2015, representing net increases of $50 million compared to the prior quarter (2 percent compared to the prior quarter or 6 percent on an annualized basis), and $317 million (11 percent) compared to the prior year December 31 period. Mr. Kennedy noted, “We continue to believe we have a very high quality loan portfolio, as evidenced by very strong asset quality metrics.”

For the quarter ended December 31, 2016, residential mortgage originations totaled $65 million. Residential mortgage loans grew $57 million, or 12 percent, to $527 million at December 31, 2016 from $471 million one year ago at December 31, 2015.

For the December 2016 quarter, commercial real estate originations (not including multifamily loans) totaled $57 million. Commercial real estate mortgage loans (not including multifamily loans) grew $138 million, or 33 percent, to $551 million at December 31, 2016 from $413 million one year ago at December 31, 2015.

The December 2016 quarter included $26 million of multifamily loan originations, down significantly from the previous quarters. At December 31, 2016, the multifamily loan portfolio, including multifamily loans held for sale, totaled $1.46 billion (or 44.1 percent of total loans) compared to $1.54 billion (or 47.1 percent of total loans) three months ago at September 30, 2016 and compared to $1.50 billion (or 50 percent of total loans) at December 31, 2015. The reductions included whole loans sold and participations sold, including $53 million of whole loans sold in the December 2016 quarter, bringing the total whole loans sold and participations sold for 2016 to $235 million. These loan sales and participations were part of the Company’s balance sheet management strategy and will likely continue in 2017.

Mr. Kennedy said, “As I explained previously, we anticipated multifamily loan originations and growth would be less than prior years, as we manage our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, and we are pleased this has continued into 2016.” Mr. Kennedy further noted that, “This balance sheet management will likely not be linear each quarter, but will rather be apparent over periods of time.”

For the quarter ended December 31, 2016 the Company closed $78 million of commercial loans. Commercial loans grew $124 million, or 24 percent, to $637 million at December 31, 2016 from $513 million one year ago at December 31, 2015. At December 31, 2016 the commercial loan portfolio comprised 19.2 percent of the overall loan portfolio up from the 18.3 percent at September 30, 2016, and up from 17.1 percent one year ago at December 31, 2015.

Mr. Kennedy said, “As a result of our continued investment in and commitment to C&I banking, we have seen, and believe we will continue to see, our C&I client base and corresponding loan portfolio grow.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Eric H. Waser, Head of Commercial Banking noted, “We are extremely pleased with how our “Advice Led” approach is capturing the attention of the business community.”

Deposits / Funding / Balance Sheet Management

As noted previously, in June 2016, the Company issued $50 million of subordinated debt ($48.7 million net of underwriting fees and expenses) bearing interest at an annual rate of 6 percent for the first five years, and thereafter at an adjustable rate until maturity in June 2026 or earlier redemption.

During the December 2016 quarter, customer deposit growth of $132 million (principally interest-bearing checking and money market) and increased capital of $15 million, primarily funded a $10 million maturity of FHLB Advances, an increase in loans of $50 million, and an increase in investment securities of $56 million.

Brokered interest-bearing demand (“overnight”) deposits declined $20 million to $180 million at December 31, 2016 compared to $200 million at December 31, 2015. The interest rate paid on these deposits allowed the Bank to fund at attractive rates and engage in interest rate swaps as part of its asset-liability interest rate risk management. As of December 31, 2016, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management solutions will help support both core deposit growth and commercial lending opportunities.”

Other Noninterest Income

The Company’s total noninterest income for the December 2016 quarter totaled $7.67 million or nearly 24 percent of total revenue.

The December 2016 quarter included $197 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $383 thousand for the September 2016 quarter, and $117 thousand for the December 2015 quarter. Originations of residential mortgage loans for sale were higher in the September 2016 quarter, compared to the other noted periods.

Gain on sale of multifamily loans held for sale at the lower of cost or fair value was $353 thousand for the December 2016 quarter, compared to $256 thousand for the September 2016 quarter. There were no such gains in the December 2015 quarter. During the first quarter of 2016 the Company began selling whole multifamily loans, in addition to participations. The Company anticipates that it will continue to employ both of these strategies into 2017, and beyond.

The fourth quarter of 2016 included $121 thousand of income related to the Company’s SBA lending and sale program, compared to $243 thousand generated in the September 2016 quarter, and $7 thousand in the December 2015 quarter. The SBA program was fully implemented in the March 2016 quarter, and it is part of the Company’s normal ongoing operations.

The December 2016 quarter included $874 thousand of loan level, back-to-back swap income compared to $670 thousand in the September 2016 quarter. There was no such income in the December 2015 quarter. This program is also a part of the Company’s normal ongoing operations.

Other income for the December 2016 quarter totaled $322 thousand, compared to $395 thousand for the September 2016 quarter and to $191 thousand for the December 2015 quarter. The September 2016 quarter included somewhat higher loan fees than the December 2016 quarter. The December 2016 quarter, when compared to the same quarter in 2015, includes increased loan servicing fees and increased unused line of credit fees.

Operating Expenses

The Company’s total operating expenses were $18.97 million for the quarter ended December 31, 2016, compared to $18.17 million for the September 2016 quarter and $19.99 million for the same quarter in 2015.

While the fourth quarter 2016 FDIC premium was relatively flat to the third quarter of 2016, and the fourth quarter of 2015, it was down significantly from the first and second quarters of 2016. Beginning July 1, 2016 the FDIC assessment system was revised. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, the elimination of risk categories and utilization of a financial ratios method to determine assessment rates. The changes reduced the Company’s assessment rate by nearly 50% in the third and fourth quarters of 2016, when compared to the first and second quarters 2016 assessment rate.

Salary and benefits expenses for the December 2016 quarter were $11.48 million compared to $11.52 million for the September 2016 quarter, and $10.66 million for the December 2015 quarter. Strategic hiring that was in line with the Company’s Plan, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the December 2015 quarter to the December 2016 quarter.

Premises and equipment expenses for the December 2016 quarter were $2.90 million compared to $2.74 million for the September 2016 quarter, and $3.39 million for the December 2015 quarter. The December 2015 quarter included approximately $700 thousand of premises and equipment expenses related to the closure of two branch offices in that quarter.

Other expenses for the December 2016 quarter were $3.78 million compared to $3.10 million for the September 2016 quarter, and $5.12 million for the December 2015 quarter. The December 2016 quarter included increased marketing expenses associated with a targeted marketing campaign run throughout the quarter. The December 2015 quarter included approximately $1.75 million of other expenses related to the closure of two branch offices in that quarter.

Mr. Kennedy noted, “Total expenses for 2016 came in under budget, as we worked to manage our expenses closely.”

Provision for Loan Losses / Asset Quality

For the quarter ended December 31, 2016, the Company’s provision for loan losses was $1.50 million, which was slightly lower than the September 2016 provision of $2.10 million and the December 2015 provision of $1.95 million. The Company had $92 thousand of net recoveries in the December 2016 quarter, compared to $703 thousand and $468 thousand of net charge-offs in the September 2016 and December 2015 quarters, respectively.

At December 31, 2016 the allowance for loan losses was $32.21 million, which was 286 percent of nonperforming loans and 0.97 percent of total loans, compared to $30.62 million, which was 282 percent of nonperforming loans and 0.95 percent of total loans at September 30, 2016, and $25.86 million, which was 383 percent of nonperforming loans and 0.89 percent of total loans one year prior, at December 31, 2015.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at December 31, 2016 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were just $11.8 million or 0.30 percent of total assets, compared to $11.4 million or 0.30 percent of total assets at September 30, 2016 and $7.3 million or 0.22 percent of total assets at December 31, 2015. Total loans past due 30 through 89 days and still accruing were $1.4 million at December 31, 2016, compared to $8.2 million at September 30, 2016 and $2.1 million at December 31, 2015. There were no multifamily loans past due at December 31, 2016.

Capital / Dividends

The Company’s capital position in the December 2016 quarter was benefitted by net income of $7.3 million and $6.9 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company.

At December 31, 2016, the Company’s GAAP capital as a percent of total assets was 8.36 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.35 percent, 10.60 percent, 10.60 percent and 13.25 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.31 percent, 11.82 percent, 11.82 percent and 12.87 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On January 26, 2017, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on February 23, 2017 to shareholders of record on February 9, 2017.

Mr. Kennedy said, “We continue to believe we have sufficient common equity to support our planned growth and expansion for the immediate future.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.88 billion as of December 31, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;

•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2016	2016(A)	2016	2016	2015(B)
Income Statement Data:
Interest income	$30,271	$29,844	$29,035	$27,898	$27,123
Interest Expense	5,691	5,575	4,859	4,488	4,304
Net interest income	24,580	24,269	24,176	23,410	22,819
Provision for loan losses	1,500	2,100	2,200	1,700	1,950
Net interest income after
provision for loan losses	23,080	22,169	21,976	21,710	20,869
Wealth management fee income	4,610	4,436	4,899	4,295	4,307
Service charges and fees	815	812	818	807	849
Bank owned life insurance	380	340	345	342	252
Gain on loans held for sale at fair
value (Mortgage banking)	197	383	309	121	117
Gain on loans held for sale at
lower of cost or fair value	353	256	500	124	—
Fee income related to loan level,
back-to-back swaps	874	670	—	94	—
Gain on sale of SBA loans	121	243	212	47	7
Other income	322	395	347	332	191
Securities gains, net	—	—	18	101	—
Total other income	7,672	7,535	7,448	6,263	5,723
Compensation and employee benefits	11,480	11,515	11,100	10,908	10,659
Premises and equipment	2,903	2,736	2,742	2,864	3,390
FDIC insurance expense	804	814	1,581	1,559	825
Other expenses	3,778	3,101	3,352	3,875	5,119
Total operating expenses	18,965	18,166	18,775	19,206	19,993
Income before income taxes	11,787	11,538	10,649	8,767	6,599
Income tax expense	4,479	4,422	4,085	3,278	2,256
Net income	$7,308	$7,116	$6,564	$5,489	$4,343

Total revenue	$32,252	$31,804	$31,624	$29,673	$28,542
Per Common Share Data:
Earnings per share (basic)	$0.44	$0.43	$0.41	$0.35	$0.28
Earnings per share (diluted)	0.43	0.43	0.40	0.34	0.28
Weighted average number of
common shares outstanding:
Basic	16,770,725	16,467,654	16,172,223	15,858,278	15,498,119
Diluted	17,070,473	16,673,596	16,341,975	16,016,972	15,721,876
Performance Ratios:
Return on average assets
annualized (ROAA)	0.75%	0.77%	0.73%	0.64%	0.51%
Return on average
equity annualized (ROAE)	9.27%	9.44%	9.06%	7.83%	6.37%
Net interest margin
(taxable equivalent basis)	2.63%	2.74%	2.79%	2.82%	2.79%
Efficiency ratio (D)	59.45%	57.58%	60.36%	65.22%	70.05%
Operating expenses / average
assets annualized	1.96%	1.98%	2.08%	2.22%	2.36%

(A)	The quarter ended December 31, 2016 and September 30, 2016 included a reduction in FDIC premium. The reduction was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	The quarter ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, diluted earnings per share by $0.10 , ROAA by 0.05%and ROAE by 0.60%, and increased the efficiency ratio by 8.75%.
(C)	Total revenue includes gain from sale of loans held for sale at lower of cost or fair value.
(D)

Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Twelve Months Ended
	December 31,		Change
Income Statement Data:	2016	2015(A)	$	%
Interest income	$117,048	$99,142	$17,906	18%
Interest expense	20,613	14,690	5,923	40%
Net interest income	96,435	84,452	11,983	14%
Provision for loan losses	7,500	7,100	400	6%
Net interest income after
provision for loan losses	88,935	77,352	11,583	15%
Wealth management fee income	18,240	17,039	1,201	7%
Service charges and fees	3,252	3,323	(71)	-2%
Bank owned life insurance	1,407	1,297	110	8%
Gain on loans held for sale at fair
value (Mortgage banking)	1,010	528	482	91%
Gains on loans held for sale at
lower of cost or fair value	1,233	—	1,233	N/A
Fee income related to loan level,
back-to-back swaps	1,638	373	1,265	339%
Gain on sale of SBA loans	623	7	616	8,800%
Other income	1,396	620	776	125%
Securities gains, net	119	527	(408)	-77%
Total other income	28,918	23,714	5,204	22%
Compensation and employee benefits	45,003	40,278	4,725	12%
Premises and equipment	11,245	11,569	(324)	-3%
FDIC insurance expense	4,758	2,154	2,604	121%
Other expenses	14,106	14,925	(819)	-5%
Total operating expenses	75,112	68,926	6,186	9%
Income before income taxes	42,741	32,140	10,601	33%
Income tax expense	16,264	12,168	4,096	34%
Net income	$26,477	$19,972	$6,505	33%

Total revenue	$125,353	$108,166	$17,187	16%

Per Common Share Data:

Earnings per share (basic)	$1.62	$1.31	$0.31	24%
Earnings per share (diluted)	1.60	1.29	0.31	24%

Weighted average number of
common shares outstanding:
Basic	16,318,868	15,187,637	1,131,231	7%
Diluted	16,514,998	15,434,996	1,080,002	7%

Performance Ratios:

Return on average assets	0.72%	0.64%	0.08	13%
Return on average common equity	8.92%	7.71%	1.21	16%

Net interest margin (taxable equivalent basis)	2.74%	2.80%	(0.06)	-2%

Efficiency ratio (C)	60.57%	63.80%	(3.23)	-5%

Operating expenses / average
assets	2.06%	2.21%	(0.15)	-7%

(A)	The year ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices. These charges reduced pretax income by $2.5 million, net income by $1.6 million, diluted earnings per share by $0.10 , ROAA by 0.05% and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(B)	Total revenue includes gains from sale of loans held for sale at lower of cost or fair value.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2016	2016	2016	2016	2015
ASSETS
Cash and due from banks	$24,580	$17,861	$18,261	$15,872	$11,550
Federal funds sold	101	101	101	101	101
Interest-earning deposits	138,010	141,593	62,968	61,946	58,509
Total cash and cash equivalents	162,691	159,555	81,330	77,919	70,160

Securities available for sale	305,388	249,616	206,216	214,050	195,630
FHLB and FRB stock, at cost	13,813	14,093	14,623	13,254	13,984

Loans held for sale, residential	1,200	3,013	4,133	3,537	1,558
SBA loans held for sale, at lower of
cost or fair value	388	—	—	—	—

Residential mortgage	527,370	496,735	479,839	469,084	470,869
Multifamily mortgage	1,459,594	1,537,834	1,562,206	1,527,774	1,498,975
Commercial mortgage	551,233	497,267	459,744	414,677	413,118
Commercial loans	636,714	598,078	576,169	554,871	512,886
Construction loans	1,405	430	—	1,392	1,401
Consumer loans	69,654	69,222	67,614	44,198	45,044
Home equity lines of credit	65,682	62,872	63,188	53,328	52,649
Other loans	492	449	430	443	500
Total loans	3,312,144	3,262,887	3,209,190	3,065,767	2,995,442
Less: Allowance for loan losses	32,208	30,616	29,219	27,321	25,856
Net loans	3,279,936	3,232,271	3,179,971	3,038,446	2,969,586

Premises and equipment	30,371	30,223	29,199	29,609	30,246
Other real estate owned	534	534	767	861	563
Accrued interest receivable	8,153	6,383	7,733	7,497	6,820
Bank owned life insurance	43,806	43,541	43,325	43,101	42,885
Deferred tax assets, net	15,320	14,765	18,190	17,952	15,582
Other assets	17,033	20,389	19,216	19,771	17,645
TOTAL ASSETS	$3,878,633	$3,774,383	$3,604,703	$3,465,997	$3,364,659

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$489,485	$494,204	$469,809	$457,730	$419,887
Interest-bearing demand deposits	1,023,081	928,941	897,210	905,479	861,697
Savings	120,056	119,650	120,617	119,149	115,007
Money market accounts	1,048,494	997,572	861,664	820,757	810,709
Certificates of deposit – Retail	457,000	466,003	466,079	446,833	434,450
Subtotal “customer” deposits	3,138,116	3,006,370	2,815,379	2,749,948	2,641,750
IB Demand – Brokered	180,000	200,000	200,000	200,000	200,000
Certificates of deposit – Brokered	93,721	93,690	93,660	93,630	93,720
Total deposits	3,411,837	3,300,060	3,109,039	3,043,578	2,935,470

Overnight borrowings	—	—	29,450	21,100	40,700
Federal home loan bank advances	61,795	71,795	83,692	83,692	83,692
Capital lease obligation	9,693	9,828	9,961	10,092	10,222
Subordinated debt, net	48,764	48,731	48,698	—	—
Other liabilities	22,334	27,934	28,330	24,030	18,899
Due to brokers, securities settlements	—	7,003	—	—	—
TOTAL LIABILITIES	3,554,423	3,465,351	3,309,170	3,182,492	3,088,983
Shareholders’ equity	324,210	309,032	295,533	283,505	275,676
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,878,633	$3,774,383	$3,604,703	$3,465,997	$3,364,659

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,673,609	$3,495,206	$3,418,566	$3,307,799	$3,321,624

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2016	2016	2016	2016	2015
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	11,264	10,840	8,049	7,278	6,747
Other real estate owned	534	534	767	861	563
Total nonperforming assets	$11,798	$11,374	$8,816	$8,139	$7,310

Nonperforming loans to
total loans	0.34%	0.34%	0.26%	0.24%	0.23%
Nonperforming assets to
total assets	0.30%	0.30%	0.24%	0.23%	0.22%

Performing TDRs (A)(B)	$17,784	$18,078	$18,570	$16,033	$16,231

Loans past due 30 through 89
days and still accruing (C)	$1,356	$8,238	$6,576	$1,393	$2,143

Classified loans	$45,798	$49,627	$51,084	$48,817	$42,777

Impaired loans	$29,071	$28,951	$26,643	$23,335	$23,107

Allowance for loan losses:
Beginning of period	$30,616	$29,219	$27,321	$25,856	$24,374
Provision for loan losses	1,500	2,100	2,200	1,700	1,950
Charge-offs, net	92	(703)	(302)	(235)	(468)
End of period	$32,208	$30,616	$29,219	$27,321	$25,856

ALLL to nonperforming loans	285.94%	282.44%	363.01%	375.39%	383.22%
ALLL to total loans	0.97%	0.95%	0.93%	0.90%	0.89%

(A)	Amounts reflect TDR’s that are paying according to restructured terms.
(B)	Amount does not include $4.5 million at December 31, 2016, $4.4 million at September 30, 2016, $4.2 million at June 30, 2016, $3.4 million at March 31, 2016 and $2.6 million at December 31, 2015 of TDRs included in nonaccrual loans.
(C)	September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands, Except Share Data)

(Unaudited)

	Dec 31,	Sept 30,	Dec 31,
	2016	2016	2015
Capital Adequacy

Equity to total assets (A)	8.36%	8.19%	8.19%

Tangible equity to tangible assets (B)	8.28%	8.11%	8.10%

Book value per share (C)	$19.10	$18.57	$17.61

Tangible book value per share (D)	$18.91	$18.38	$17.40

	Dec 31,		Sept 30,		Dec 31,
	2016		2016		2015
Regulatory Capital – Holding Company

Tier I leverage	$323,045	8.35%	$308,250	8.39%	$273,738	8.10%

Tier I capital to risk weighted assets	323,045	10.60	308,250	10.47	273,738	10.42

Common equity tier I capital ratio
to risk-weighted assets	323,042	10.60	308,247	10.47	273,738	10.42

Tier I & II capital to
risk-weighted assets	404,017	13.25	387,597	13.17	299,593	11.40

Regulatory Capital – Bank

Tier I leverage	$360,097	9.31%	$345,604	9.41%	$271,641	8.04%

Tier I capital to risk weighted assets	360,097	11.82	345,604	11.74	271,641	10.34

Common equity tier I capital ratio
to risk-weighted assets	360,094	11.82	345,601	11.74	271,641	10.34

Tier I & II capital to
risk-weighted assets	392,305	12.87	376,220	12.78	297,497	11.32

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2016	2016	2016	2016	2015
Residential loans retained	$53,324	$43,284	$32,513	$17,747	$18,847
Residential loans sold	11,429	25,128	20,221	8,062	7,183
Total residential loans	64,753	68,412	52,734	25,809	26,030

CRE (includes
Community banking)	56,793	56,799	36,554	9,339	41,015
Multifamily (includes
Community banking)	26,300	74,450	150,709	108,035	107,605
Commercial loans (includes
Community banking) (A)	78,038	59,698	61,309	67,488	74,749
SBA	2,050	3,025	2,285	1,055	—
Wealth lines of credit (A)	2,400	1,200	785	1,800	35,550
Total commercial loans	165,581	195,172	251,642	187,717	258,919

Installment loans	1,826	1,591	1,077	486	1,052

Home equity lines of credit (A)	5,878	7,064	14,435	3,604	5,902

Total loans closed	$238,038	$272,239	$319,888	$217,616	$291,903

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2016	2015
Residential loans retained	$146,868	$79,573
Residential loans sold	64,840	33,177
Total residential loans	211,708	112,750

CRE (includes
Community banking)	159,485	175,813
Multifamily (includes
Community banking)	359,494	673,205
Commercial loans (includes
Community banking) (A)	266,533	289,289
SBA	8,415	—
Wealth lines of credit (A)	6,185	75,960
Total commercial loans	800,112	1,214,267

Installment loans	4,980	3,457

Home equity lines of credit (A)	30,981	16,279

Total loans closed	$1,047,781	$1,346,753

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2016			Dec 31, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$241,443	$1,202	1.99%	$192,678	$901	1.87%
Tax-exempt (1) (2)	30,179	216	2.86	25,516	206	3.23

Loans (2) (3):
Mortgages	505,366	4,062	3.22	466,536	3,820	3.28
Commercial mortgages	2,035,193	17,798	3.50	1,903,842	16,811	3.53
Commercial	605,781	5,888	3.89	486,353	4,725	3.89
Commercial construction	832	9	4.33	1,404	14	3.99
Installment	70,051	539	3.08	42,629	320	3.00
Home equity	64,371	530	3.29	51,516	420	3.26
Other	485	12	9.90	507	12	9.47
Total loans	3,282,079	28,838	3.51	2,952,787	26,122	3.54
Federal funds sold	101	—	0.25	101	—	0.10
Interest-earning deposits	223,188	257	0.46	123,045	76	0.25
Total interest-earning assets	3,776,990	30,513	3.23	3,294,127	27,305	3.32
Noninterest-Earning Assets:
Cash and due from banks	10,747			9,133
Allowance for loan losses	(31,575)			(24,858)
Premises and equipment	30,441			31,285
Other assets	85,224			73,483
Total noninterest-earning assets	94,837			89,043
Total assets	$3,871,827			$3,383,170

LIABILITIES:
Interest-bearing deposits:
Checking	$992,075	$724	0.29%	$849,929	$466	0.22%
Money markets	1,021,819	864	0.34	813,112	577	0.28
Savings	119,518	17	0.06	115,930	17	0.06
Certificates of deposit – retail	463,377	1,621	1.40	420,831	1,401	1.33
Subtotal interest-bearing deposits	2,596,789	3,226	0.50	2,199,802	2,461	0.45
Interest-bearing demand – brokered	196,848	757	1.54	274,261	834	1.22
Certificates of deposit – brokered	93,704	501	2.14	93,704	502	2.14
Total interest-bearing deposits	2,887,341	4,484	0.62	2,567,767	3,797	0.59
Borrowings	67,958	332	1.95	88,548	383	1.73
Capital lease obligation	9,741	117	4.80	10,266	124	4.83
Subordinated debt	48,743	758	6.22	—	—	N/A
Total interest-bearing liabilities	3,013,783	5,691	0.76	2,666,581	4,304	0.65
Noninterest-bearing liabilities:
Demand deposits	514,130			428,412
Accrued expenses and
other liabilities	28,406			15,541
Total noninterest-bearing liabilities	542,536			443,953
Shareholders’ equity	315,508			272,636
Total liabilities and
Shareholders’ equity	$3,871,827			$3,383,170
Net interest income		$24,822			$23,001
Net interest spread			2.47%			2.67%
Net interest margin (4)			2.63%			2.79%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2016			Sept 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$241,443	$1,202	1.99%	$193,902	$976	2.01%
Tax-exempt (1) (2)	30,179	216	2.86	27,516	212	3.08

Loans (2) (3):
Mortgages	505,366	4,062	3.22	486,909	3,983	3.27
Commercial mortgages	2,035,193	17,798	3.50	2,048,877	17,977	3.51
Commercial	605,781	5,888	3.89	573,211	5,826	4.07
Commercial construction	832	9	4.33	454	5	4.41
Installment	70,051	539	3.08	67,175	443	2.64
Home equity	64,371	530	3.29	62,560	519	3.32
Other	485	12	9.90	465	13	11.18
Total loans	3,282,079	28,838	3.51	3,239,651	28,766	3.55
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	223,188	257	0.46	111,204	131	0.47
Total interest-earning assets	3,776,990	30,513	3.23%	3,572,374	30,085	3.37%
Noninterest-Earning Assets:
Cash and due from banks	10,747			17,292
Allowance for loan losses	(31,575)			(30,022)
Premises and equipment	30,441			29,460
Other assets	85,224			88,721
Total noninterest-earning assets	94,837			105,451
Total assets	$3,871,827			$3,677,825

LIABILITIES:
Interest-bearing deposits:
Checking	$992,075	$724	0.29%	$924,970	$645	0.28%
Money markets	1,021,819	864	0.34	915,139	737	0.32
Savings	119,518	17	0.06	119,986	17	0.06
Certificates of deposit – retail	463,377	1,621	1.40	466,967	1,615	1.38
Subtotal interest-bearing deposits	2,596,789	3,226	0.50	2,427,062	3,014	0.50
Interest-bearing demand – brokered	196,848	757	1.54	200,000	762	1.52
Certificates of deposit – brokered	93,704	501	2.14	93,674	501	2.14
Total interest-bearing deposits	2,887,341	4,484	0.62	2,720,736	4,277	0.63
Borrowings	67,958	332	1.95	87,258	380	1.74
Capital lease obligation	9,741	117	4.80	9,874	119	4.82
Subordinated debt	48,743	758	6.22	48,711	799	6.56
Total interest-bearing liabilities	3,013,783	5,691	0.76	2,866,579	5,575	0.78
Noninterest-bearing liabilities:
Demand deposits	514,130			479,659
Accrued expenses and
other liabilities	28,406			30,070
Total noninterest-bearing liabilities	542,536			509,729
Shareholders’ equity	315,508			301,517
Total liabilities and
Shareholders’ equity	$3,871,827			$3,677,825
Net interest income		$24,822			$24,510
Net interest spread			2.47%			2.59%
Net interest margin (4)			2.63%			2.74%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2016			Dec 31, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$208,980	$4,018	1.92%	$231,152	$4,079	1.76%
Tax-exempt (1) (2)	27,225	840	3.09	31,158	858	2.75

Loans (2) (3):
Mortgages	483,088	15,790	3.27	466,873	15,244	3.27
Commercial mortgages	2,022,936	70,775	3.50	1,718,171	61,286	3.57
Commercial	564,598	22,206	3.93	404,908	15,101	3.73
Commercial construction	991	41	4.14	3,679	156	4.24
Installment	61,362	1,737	2.83	32,774	1,096	3.34
Home equity	59,555	1,964	3.30	51,227	1,657	3.23
Other	474	47	9.92	518	48	9.27
Total loans	3,193,044	112,560	3.53	2,678,150	94,588	3.53
Federal funds sold	101	—	0.24	101	—	0.10
Interest-earning deposits	128,488	551	0.43	95,287	204	0.21
Total interest-earning assets	3,557,798	117,969	3.32	3,035,848	99,729	3.29
Noninterest-Earning Assets:
Cash and due from banks	9,580			7,445
Allowance for loan losses	(29,068)			(22,550)
Premises and equipment	29,839			31,771
Other assets	86,228			67,915
Total noninterest-earning assets	96,579			84,581
Total assets	$3,654,377			$3,120,429

LIABILITIES:
Interest-bearing deposits:
Checking	$926,713	$2,547	0.27%	$741,199	$1,495	0.20%
Money markets	894,215	2,775	0.31	746,329	2,047	0.27
Savings	119,043	68	0.06	116,289	64	0.06
Certificates of deposit – retail	455,946	6,270	1.38	354,626	4,411	1.24
Subtotal interest-bearing deposits	2,395,917	11,660	0.49	1,958,443	8,017	0.41
Interest-bearing demand – brokered	199,208	3,020	1.52	268,414	2,534	0.94
Certificates of deposit – brokered	93,674	1,995	2.13	102,937	2,034	1.98
Total interest-bearing deposits	2,688,799	16,675	0.62	2,329,794	12,585	0.54
Borrowings	132,985	1,764	1.33	113,027	1,602	1.42
Capital lease obligation	9,940	478	4.81	10,452	503	4.81
Subordinated debt	26,679	1,696	6.36	—	—	N/A
Total interest-bearing liabilities	2,858,403	20,613	0.72	2,453,273	14,690	0.60
Noninterest-bearing liabilities:
Demand deposits	473,536			394,567
Accrued expenses and
other liabilities	25,528			13,530
Total noninterest-bearing liabilities	499,064			408,097
Shareholders’ equity	296,908			259,059
Total liabilities and
Shareholders’ equity	$3,654,375			$3,120,429
Net interest income		$97,356			$85,039
Net interest spread			2.60%			2.69%
Net interest margin (4)			2.74%			2.80%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculated tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares no yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2016	2016	2016	2016	2015
Shareholders’ equity	$324,210	$309,032	$295,533	$283,505	$275,676
Less: Intangible assets	3,157	3,188	3,277	3,264	3,281
Tangible equity	321,053	305,844	292,256	280,241	272,395

Period end shares outstanding	17,257,995	16,944,738	16,657,403	16,326,840	16,068,119
Less: Restricted awards not yet vested	283,712	302,799	309,920	321,580	414,188
Total outstanding shares	16,974,283	16,641,939	16,347,483	16,005,260	15,653,931
Tangible book value per share	18.91	18.38	17.88	17.51	17.40
Book value per share	19.10	18.57	18.08	17.71	17.61

Tangible Equity to Tangible Assets
Total Assets	$3,878,633	$3,774,383	$3,604,703	$3,465,997	$3,364,659
Less: Intangible assets	3,157	3,188	3,277	3,264	3,281
Tangible assets	3,875,476	3,771,195	3,601,426	3,462,733	3,361,378
Tangible equity to tangible assets	8.28%	8.11%	8.12%	8.09%	8.10%
Equity to assets	8.36%	8.19%	8.20%	8.18%	8.19%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2016	2016	2016	2016	2015

Net interest income	$24,580	$24,269	$24,176	$23,410	$22,819
Total other income	7,672	7,535	7,448	6,263	5,723
Less: Gain on loans
held for sale at lower of cost
or fair value	353	256	500	124	—
Less: Securities gains, net	—	—	18	101	—
Total recurring revenue	31,899	31,548	31,106	29,448	28,542

Operating expenses	18,965	18,166	18,775	19,206	19,993
Total operating expense	18,965	18,166	18,775	19,206	19,993

Efficiency ratio	59.45%	57.58%	60.36%	65.22%	70.05%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	—	—	—	—	61.30%

	Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2016	2015

Net interest income	$96,435	$84,452
Total other income	28,918	23,714
Less: Gain on loans
held for sale at lower of cost
or fair value	1,233	—
Less: Securities gains, net	119	527
Total recurring revenue	124,001	107,639

Operating expenses	75,112	68,926
Less: ORE provision	—	250
Total operating expenses	75,112	68,676

Efficiency ratio	60.57%	63.80%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	—	61.71%